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                                                                    EXHIBIT 99.1

                                                        CONTACT: PETER DUDA
                                                                 BSMG WORLDWIDE
                                                                 212-445-8213

                     U.S.A. FLORAL PRODUCTS, INC. ANNOUNCES
                                CHAPTER 11 FILING

  COMPANY SEEKS TO SELL INTERNATIONAL OPERATIONS AND VARIOUS DOMESTIC BUSINESS
                                     UNITS
     COMPANY TO COMPLETE DIVESTITURE AND LIQUIDATION OF BALANCE OF DOMESTIC
                                   OPERATIONS

MIAMI, FLORIDA, April 2, 2001 - U.S.A. Floral Products, Inc. (OTC:ROSI.OB) announced today that the Company and 16 of its U.S. subsidiaries have voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The Company said the filing would allow it to continue business operations while it completes the orderly sale, as going concerns, of its international operations and some of its domestic business units, and a wind-down of its remaining domestic operations. The Company presently anticipates that all proceeds from these sales will be distributed to creditors and that no proceeds will be available for distribution to its shareholders.

In conjunction with the filing, the Company said it has requested that the bankruptcy court approve the interim use of cash collateral, with the consent of its bank lenders and subject to certain terms, to finance its operations. The Company is optimistic that the bankruptcy court will grant this request. The cash collateral is structured to provide the Company funding to support its ongoing operations through May 3, 2001, as it moves forward with the sale and wind-down of its operations.

The Company emphasized that the Chapter 11 filing only affects U.S.A. Floral Products' U.S. operations, and does not affect its international operations (Florimex). Neither the companies that constitute the International Division's operations nor Florimex Canada has filed for bankruptcy protection. None of these companies are parties to the U.S. proceeding and the units that comprise the Company's International Division have their own cash flow and lines of credit. The Company also announced that it has signed a memorandum of understanding for the sale of its International Division (Florimex) with Deutsche Beteiligungs AG (DBAG), a leading European private equity firm. All sales of the Company's operating units will be subject to the approval of the bankruptcy court.

The Company has been negotiating, and will continue to negotiate, the sale of individual operating units within its U.S. Bouquet and Import Divisions. The Company has reached agreements for the sale of several units, which include Miami Bouquet and Channel Islands of the U.S. Bouquet Division, and Continental Farms of the Import Division, and expects to present these agreements promptly to the bankruptcy court for approval. In

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addition to these agreements, the Company is also currently in negotiations with several other parties for the sale of other units within the U.S. Import and Bouquet Divisions. The Company indicated that it will be discontinuing operations of one or more of its import units.

Michael Broomfield, U.S.A. Floral Products' CEO said, "We believe the action we are taking today is in the best interests of the Company. A Chapter 11 filing provides us with the breathing room needed to conduct an orderly sale of our International Division and most of our U.S. operations in a manner that we believe will maximize the value of these operating units. It is the intent of the Company during this Chapter 11 proceeding to take all appropriate actions in an effort to maximize the value of the Company."

Broomfield continued, "We are currently in negotiations with buyers for many of the individual operations in our U.S. Bouquet and Import Divisions. While these sales will be subject to judicial approval, we anticipate that the bankruptcy court will find that these transactions are in the best interests of the Company. While we regret that we had to make the hard decision to discontinue the activities of some of our domestic operating units, we hope to conclude successfully the sales of the majority of our operating units with minimal impact on employees and customers."

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in such forward looking statements, including those risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 relating to, among other things: the concentration of flower sales in traditional holiday periods; seasonality, cyclicality, fluctuations in quarterly operating results, and weather; competition; the amortization of intangible assets; dependence upon key personnel; and imported products matters. In addition, the risks and uncertainties facing the Company also include the risks and uncertainties resulting from the Company's Chapter 11 filings and the Company's strategy while subject to Chapter 11; cash flow and liquidity issues; liquidation valuations; cash availability and collections; issues concerning the supply of product; inability to satisfy conditions to the continued use of cash collateral; failure to obtain an extension of the use of cash collateral; failure to sell, either at all or on the terms contemplated, those operating units that the Company presently anticipates will be sold; delays in obtaining or failure to obtain requisite bankruptcy court approvals; market factors; actions of creditors, competitors and others; unforeseen costs and expenses and other risks and uncertainties, many of which are beyond the Company's control. In addition, results may vary as a result of factors set forth from time to time in the Company's reports on file at the Securities and Exchange Commission.

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